EXHIBIT 99.1

News Release

Westmoreland Reports Third Quarter and Year-to-Date 2017 Results; Reaffirms 2017 Guidance

Englewood, CO – October 31, 2017 - Westmoreland Coal Company (Nasdaq:WLB) today reported financial results for the third quarter and first nine months of 2017.

Third Quarter Highlights

•	Revenues of $358.0 million from 13.6 million tons sold

•	Net loss applicable to common shareholders of $19.2 million, or $1.03 per share

•	Adjusted EBITDA of $62.6 million

Nine Month Highlights

•	Revenues of $1.0 billion from 36.9 million tons sold

•	Net loss applicable to common shareholders of $106.4 million, or $5.70 per share

•	Adjusted EBITDA of $183.4 million, including approximately $43 million incremental from the Capital Power payment

•	Cash flow provided by operating activities of $21.2 million

•	Free cash flow of $46.3 million

Kevin Paprzycki, Westmoreland's President and Chief Executive Officer, said "We executed well this quarter both operationally and on our strategic initiatives. We delivered solid results and remain on track to achieve our full-year guidance. We accomplished two major goals in successfully closing on the sale of our non-core ROVA asset for $5 million and securing the return of $12 million in related cash collateral. The combined $17 million of cash inflows from ROVA were collected in October and available for our use in addition to our free cash flow generation. We also took specific actions aimed at strengthening our organization to further drive shareholder value."

Safety

Westmoreland's safety metrics are below.

	Nine Months Ended September 30, 2017
	Reportable Rate	Lost Time Rate
U.S. Surface Operations	0.94	0.31
U.S. National Surface Average	1.28	0.84
Percentage	73%	37%

U.S. Underground Operations	0.64	0.00
U.S. National Underground Average	5.11	3.63
Percentage	13%	0%

Canadian Operations	1.97	0.66

Consolidated and Segment Results

The third quarter 2017 Adjusted EBITDA of $62.6 million reflected solid operations across Westmoreland’s mine portfolio. Comparing the third quarter to last year’s third quarter Adjusted EBITDA, several items contributed to the 14.9% decline. First, the loan and lease financing income from the Capital Power contract, which resides in the Coal - Canada segment, was all intentionally collected in the first quarter of 2017 and has affected the year-over-year comparison for each quarter of this year. Second, the Jewett coal supply contract concluded in 2016, which resulted in less EBITDA in the Coal - U.S. segment in the third quarter of 2017. Services at Jewett switched to strong-margin reclamation work, demonstrating a unique ability of the Westmoreland model to generate cash flow beyond mine closure. Also in the Coal - U.S. segment, a merchant customer contract was extended at lower short-term EBITDA in order to add additional years to the contract and to lay the foundation for a potential contract extension at other units in the complex. The Coal - WMLP segment did make up some of the delayed sales from earlier in the year, but also continued to face ongoing market pressure in Ohio.

Consolidated Adjusted EBITDA for the first nine months of 2017 was $183.4 million, inclusive of the benefit of the early repayment from Capital Power. Excluding the $43 million incremental increase in Adjusted EBITDA from the early repayment, Adjusted EBITDA was down primarily as a result of operational challenges in the first half of the year, including costs associated with unexpected dragline maintenance in Canada as well as lower revenue and increased costs from the record precipitation at the Westmoreland Resource Partner LP's ("WMLP") Kemmerer mine. Year-to-date Adjusted EBITDA also reflected the 2016 coal supply contract expirations at Jewett and Beulah in the Coal - U.S. segment, lower pricing in exchange for an extended term with certain customers, and ongoing softness in the Ohio markets. These declines were partially offset by higher revenue in the Coal - U.S. segment from the additional month of ownership at San Juan and the higher margin reclamation revenue at Jewett.

Cash Flow and Liquidity

Westmoreland’s free cash flow through September 30, 2017 was $46.3 million. Free cash flow is the net of cash flow provided by operations of $21.2 million, less capital expenditures of $25.4 million, plus net cash collected for the loan and lease receivables of $50.5 million. Included in cash flow provided by operations was cash used for interest expense of $81.5 million, for asset retirement obligations of $33.0 million, and for working capital of $5.1 million.

At September 30, 2017, cash and cash equivalents totaled $44.1 million. The decrease from year end 2016 was comprised of free cash flow generation of $46.3 million; net debt reductions, including capital lease payments, of $53.5 million; a $3.6 million reserve acquisition and other non-operating cash generation of $5.1 million. Of the total $44.1 million in cash and cash equivalents at quarter end, $22.3 million resides at WMLP, $16.5 million resides at San Juan and the remaining $5.3 million resides at the parent.

Gross debt plus capital lease obligations at quarter end totaled $1.1 billion, of which $326.5 million resides at WMLP and $774.6 million resides at Westmoreland Coal Company. As of September 30, 2017, there was $10.5 million drawn on Westmoreland's revolving credit facility, leaving $16.7 million available to draw, net of letters of credit. An additional $14.8 million was available to WMLP through its revolving credit facility, which is not available to Westmoreland Coal Company for borrowings. No amounts had been drawn on the WMLP revolving credit facility at September 30, 2017.

Full-Year Guidance

Westmoreland reiterated its 2017 guidance as detailed below:

Guidance Summary	2017 Guidance
Coal tons sold	40 - 50 million tons
Adjusted EBITDA	$250 - $270 million
Free cash flow	$90 - $115 million
Capital expenditures	$40 - $45 million
Cash interest	approximately $95 million

Adjusted EBITDA and free cash flow include the $52.5 million early collection of loan and lease receivables at the Genesee mine, of which approximately $40 million is incremental to 2017 compared to 2016 results. The $17 million of fourth quarter cash inflows from the sale of the ROVA assets and the return of collateral associated with the ROVA power supply agreements is not included in the free cash flow guidance above because Westmoreland's free cash flow definition does not include cash collateral changes and proceeds from asset sales.

Notes

Westmoreland presents certain non-GAAP financial measures, including Adjusted EBITDA and free cash flow, that management believes provide meaningful supplemental information and provide meaningful comparability to prior periods. Reconciliations of non-GAAP to GAAP measures are presented in the accompanying tables.

Conference Call

Management will host a webcast and conference call to discuss third quarter results on October 31, 2017, at 10:00 a.m. Eastern Time. Management invites you to listen to the webcast and to view the slide presentation at www.westmoreland.com/investors/investor-webcasts. To listen to the conference call via telephone, please use the dial-in information below:

Toll Free:     1-844-WCC-COAL (844-922-2625)
International:     1-201-689-8584

A replay of the teleconference will be available until November 14, 2017 and can be accessed using the information below:

Replay:         1-877-481-4010 or 1-919-882-2331
Replay ID:     20454
Webcast        www.westmoreland.com/investors/investor-webcasts

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP). For more information, visit www.westmoreland.com.

For further information please contact:

Gary Kohn, Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Possible events or factors that could cause actual results or performance to differ materially from those anticipated in our forward-looking statements include, but are not limited to the following:

•	our ability to consummate the sale of the Coal Valley facilities on reasonable terms or at all;

•
the effect of legal and administrative proceedings, settlements, investigations and claims, including any related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage;

•
existing and future legislation and regulation affecting both our coal mining operations and our customers’ coal usage, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases;

•	the effect of the Environmental Protection Agency’s and Canadian and provincial governments’ inquiries and regulations on the operations of the power plants to which we provide coal;

•	Alberta’s Climate Leadership Plan to phase out coal-fired electricity generation by 2030;

•	our substantial level of indebtedness and our ability to adhere to financial covenants related to our borrowing arrangements;

•	our ability to successfully manage the upcoming maturities of the WMLP Revolver and the WMLP Term Loan;

•	changes in our post-retirement medical benefit and pension obligations and the impact of the recently enacted healthcare legislation on our employee health benefit costs;

•	inaccuracies in our estimates of our coal reserves;

•
our potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits, and/or increases in our mining costs as a result of increased bonding expenses;

•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers;

•	the inability to control costs, recognize favorable tax credits and/or receive adequate train traffic at our open market mine operations;

•	the ability or inability of our power hedging arrangements to generate cash.

•	competition within our industry and with producers of competing energy sources;

•	our relationships with, and other conditions affecting, our customers, including how power prices affect our customers’ decision to run their plants;

•	seasonal variations and inclement weather, which may cause fluctuations in our operating results, profitability, cash flow and working capital needs related to our operating segments;

•	the availability and costs of key supplies or commodities, such as diesel fuel, steel and explosives;

•	potential title defects or loss of leasehold interests in our properties, which could result in unanticipated costs or an inability to mine the properties;

•
other factors that are described under the heading “Risk Factors” found in our reports filed with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Westmoreland Coal Company and Subsidiaries
Summary Consolidated and Operating Segment Data (Unaudited)

	Three Months Ended September 30,
			Increase / (Decrease)
	2017	2016	$	%
	(In thousands, except tons sold data)
Westmoreland Consolidated
Revenues	$358,011	$371,772	$(13,761)	(3.7)%
Operating income	14,255	8,753	5,502	62.9%
Adjusted EBITDA	62,583	73,534	(10,951)	(14.9)%
Tons sold—millions of equivalent tons	13.6	13.9	(0.3)	(2.2)%

Coal - U.S.
Revenues	$142,040	$170,177	$(28,137)	(16.5)%
Operating income	7,212	9,220	(2,008)	(21.8)%
Adjusted EBITDA	34,294	38,020	(3,726)	(9.8)%
Tons sold—millions of equivalent tons	5.6	6.9	(1.3)	(18.8)%

Coal - Canada
Revenues	$115,688	$96,252	$19,436	20.2%
Operating income	1,206	5,226	(4,020)	(76.9)%
Adjusted EBITDA	13,537	18,562	(5,025)	(27.1)%
Tons sold—millions of equivalent tons	6.1	5.1	1.0	19.6%

Coal - WMLP
Revenues	$85,607	$90,320	$(4,713)	(5.2)%
Operating income	9,451	5,970	3,481	58.3%
Adjusted EBITDA	21,173	22,686	(1,513)	(6.7)%
Tons sold—millions of equivalent tons	2.0	2.0	—	—%

Power
Revenues	$20,070	$21,554	$(1,484)	(6.9)%
Operating income (loss)	5,344	(4,696)	10,040	*
Adjusted EBITDA	438	507	(69)	(13.6)%
____________________
* Not meaningful

Westmoreland Coal Company and Subsidiaries
Summary Consolidated and Operating Segment Data (Unaudited)

	Nine Months Ended September 30,
			Increase / (Decrease)
	2017	2016	$	%
	(In thousands, except tons sold data)
Westmoreland Consolidated
Revenues	$1,020,772	$1,085,223	$(64,451)	(5.9)%
Operating (loss) income	(17,900)	15,489	(33,389)	*
Adjusted EBITDA	183,369	182,740	629	0.3%
Tons sold—millions of equivalent tons	36.9	39.7	(2.8)	(7.1)%

Coal - U.S.
Revenues	$420,445	$478,684	$(58,239)	(12.2)%
Operating income	4,926	17,474	(12,548)	(71.8)%
Adjusted EBITDA	85,421	89,218	(3,797)	(4.3)%
Tons sold—millions of equivalent tons	14.4	17.6	(3.2)	(18.2)%

Coal - Canada
Revenues	$314,051	$299,336	$14,715	4.9%
Operating (loss) income	(17,632)	20,919	(38,551)	*
Adjusted EBITDA	71,176	56,229	14,947	26.6%
Tons sold—millions of equivalent tons	17.2	16.5	0.7	4.2%

Coal - WMLP
Revenues	$241,464	$263,269	$(21,805)	(8.3)%
Operating income	18,321	2,497	15,824	633.7%
Adjusted EBITDA	52,896	58,269	(5,373)	(9.2)%
Tons sold—millions of equivalent tons	5.6	5.9	(0.3)	(5.1)%

Power
Revenues	$61,177	$65,494	$(4,317)	(6.6)%
Operating income (loss)	4,208	(3,766)	7,974	*
Adjusted EBITDA	(3,076)	(2,227)	(849)	(38.1)%
____________________
* Not meaningful

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
Revenues	$358,011	$371,772	$1,020,772	$1,085,223
Cost, expenses and other:
Cost of sales	280,012	285,428	836,525	864,735
Depreciation, depletion and amortization	38,066	40,860	114,131	113,097
Selling and administrative	28,115	25,655	88,706	80,667
Heritage health benefit expenses	3,349	3,265	9,953	9,502
Loss (gain) on sale/disposal of assets	236	548	202	(1,369)
Derivative (gain) loss	(4,667)	5,442	(6,571)	2,164
Income from equity affiliates	(1,355)	(1,547)	(4,274)	(4,127)
Other operating loss	—	3,368	—	5,065
	343,756	363,019	1,038,672	1,069,734
Operating income (loss)	14,255	8,753	(17,900)	15,489
Other (expense) income:
Interest expense	(30,017)	(30,882)	(89,388)	(90,669)
Interest income	1,012	1,374	2,942	5,521
(Loss) gain on foreign exchange	(1,739)	220	(3,391)	(1,531)
Other (loss) income	(3,251)	303	(793)	435
	(33,995)	(28,985)	(90,630)	(86,244)
Loss before income taxes	(19,740)	(20,232)	(108,530)	(70,755)
Income tax benefit	(440)	(1,625)	(1,406)	(49,660)
Net loss	(19,300)	(18,607)	(107,124)	(21,095)
Less net loss attributable to noncontrolling interest	(78)	(239)	(715)	(1,545)
Net loss applicable to common shareholders	$(19,222)	$(18,368)	$(106,409)	$(19,550)
Net loss per share applicable to common shareholders:
Basic and diluted	$(1.03)	$(0.99)	$(5.70)	$(1.06)
Weighted average number of common shares outstanding:
Basic and diluted	18,742	18,570	18,672	18,458

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	September 30, 2017	December 31, 2016
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$44,143	$60,082
Receivables:
Trade	146,412	140,731
Loan and lease receivables	—	5,867
Other	12,522	13,261
Total receivables	158,934	159,859
Inventories	110,176	125,515
Other current assets	29,788	32,258
Total current assets	343,041	377,714
Land, mineral rights, property, plant and equipment	1,670,632	1,617,938
Less accumulated depreciation, depletion and amortization	904,246	782,417
Net land, mineral rights, property, plant and equipment	766,386	835,521
Loan and lease receivables, less current portion	—	44,474
Advanced coal royalties	18,665	18,722
Restricted investments and bond collateral	224,349	219,275
Investment in joint venture	28,244	26,951
Other assets	53,827	62,252
Total Assets	$1,434,512	$1,584,909
Liabilities and Shareholders’ Deficit
Current liabilities:
Current installments of long-term debt	$49,712	$86,272
Accounts payable and accrued expenses:
Trade and other accrued liabilities	113,970	142,233
Interest payable	15,205	22,458
Production taxes	48,936	44,995
Postretirement medical benefits	14,892	14,892
Deferred revenue	16,248	15,253
Asset retirement obligations	44,841	32,207
Other current liabilities	26,354	20,964
Total current liabilities	330,158	379,274
Long-term debt, less current installments	1,021,436	1,022,794
Postretirement medical benefits, less current portion	310,183	308,709
Pension and SERP obligations, less current portion	42,624	43,982
Deferred revenue, less current portion	7,791	16,251
Asset retirement obligations, less current portion	451,862	451,834
Other liabilities	44,605	52,182
Total liabilities	2,208,659	2,275,026
Shareholders’ deficit:
Common stock of $.01 par value: Authorized 30,000,000 shares; Issued and outstanding 18,742,143 at September 30, 2017 and 18,570,642 at December 31, 2016	187	186
Other paid-in capital	250,729	248,143
Accumulated other comprehensive loss	(157,799)	(179,072)
Accumulated deficit	(864,012)	(757,367)
Total shareholders’ deficit	(770,895)	(688,110)
Noncontrolling interests in consolidated subsidiaries	(3,252)	(2,007)
Total deficit	(774,147)	(690,117)
Total Liabilities and Shareholders’ Deficit	$1,434,512	$1,584,909

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net loss	$(107,124)	$(21,095)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	114,131	113,097
Accretion of asset retirement obligation	33,796	30,229
Share-based compensation	3,846	5,925
Non-cash interest expense	6,981	6,879
Amortization of deferred financing costs	8,183	8,324
(Gain) loss on derivative instruments	(6,571)	2,164
Loss on foreign exchange	3,391	1,531
Income from equity affiliates	(4,274)	(4,127)
Distributions from equity affiliates	4,970	5,177
Deferred income tax benefit	(1,374)	(48,490)
Other	3,341	(9,217)
Changes in operating assets and liabilities:
Receivables	(1,223)	9,770
Inventories	19,713	8,238
Accounts payable and accrued expenses	(26,965)	1,679
Interest payable	(7,165)	(6,731)
Deferred revenue	(7,475)	4,314
Other assets and liabilities	17,977	23,396
Asset retirement obligations	(33,004)	(45,960)
Net cash provided by operating activities	21,154	85,103
Cash flows from investing activities:
Additions to property, plant and equipment	(25,365)	(30,619)
Proceeds from sales of restricted investments	33,686	31,903
Purchases of and change in restricted investments	(37,945)	(31,633)
Cash payments related to acquisitions	(3,580)	(125,315)
Proceeds from sales of assets	774	6,176
Receipts from loan and lease receivables	50,488	4,852
Payments related to loan and lease receivables	—	(2,141)
Other	(1,384)	(587)
Net cash provided by (used in) investing activities	16,674	(147,364)
Cash flows from financing activities:
Borrowings from long-term debt, net of debt discount	—	122,250
Repayments of long-term debt	(64,078)	(43,876)
Borrowings on revolving lines of credit	236,100	313,900
Repayments on revolving lines of credit	(225,560)	(315,900)
Debt issuance costs and other refinancing costs	—	(7,246)
Other	(550)	(798)
Net cash (used in) provided by financing activities	(54,088)	68,330
Effect of exchange rate changes on cash	321	(91)
Net (decrease) increase in cash and cash equivalents	(15,939)	5,978
Cash and cash equivalents, beginning of period	60,082	22,936
Cash and cash equivalents, end of period	$44,143	$28,914
Supplemental disclosures of cash flow information:
Cash paid for interest	$81,478	$79,099

Westmoreland Coal Company and Subsidiaries
Non-GAAP Reconciliations (Unaudited)

The tables below show how the Company calculates and reconciles to the most directly comparable GAAP financial measures EBITDA, Adjusted EBITDA (including a breakdown by segment), and free cash flow.

EBITDA, Adjusted EBITDA, and free cash flow are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA, and free cash flow are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and as a basis for strategic planning and forecasting. Westmoreland believes that EBITDA, Adjusted EBITDA, and free cash flow are useful to an investor in evaluating the Company’s operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	are used by rating agencies, lenders and other parties to evaluate creditworthiness; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of the Company’s capital structure and asset base from the Company’s operating results.

Neither EBITDA, Adjusted EBITDA, nor free cash flow are measures calculated in accordance with GAAP. The items excluded from EBITDA, Adjusted EBITDA, and free cash flow are significant in assessing Westmoreland’s operating results. EBITDA, Adjusted EBITDA, and free cash flow have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP.
Other companies in Westmoreland’s industry and in other industries may calculate EBITDA, Adjusted EBITDA, and free cash flow differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA, Adjusted EBITDA, and free cash flow should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA, Adjusted EBITDA, and free cash flow only as supplemental data.

EBITDA and Adjusted EBITDA

EBITDA (earnings before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion expense) and Adjusted EBITDA are non-GAAP measures that do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments; do not reflect income tax expenses or the cash requirements necessary to pay income taxes; do not reflect changes in, or cash requirements for, the Company’s working capital needs; and do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Westmoreland considers Adjusted EBITDA to be useful because it reflects operating performance before the effects of certain non-cash items and other items that it believes are not indicative of core operations. The Company uses Adjusted EBITDA to assess operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Adjusted EBITDA by Segment
Coal - U.S.	$34,294	$38,020	$85,421	$89,218
Coal - Canada	13,537	18,562	71,176	56,229
Coal - WMLP	21,173	22,686	52,896	58,269
Power	438	507	(3,076)	(2,227)
Heritage	(3,599)	(3,326)	(11,055)	(10,325)
Corporate	(3,260)	(2,915)	(11,993)	(8,424)
Total	$62,583	$73,534	$183,369	$182,740

Reconciliation of Net (Loss) Income to Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Net loss	$(19,300)	$(18,607)	$(107,124)	$(21,095)
Income tax benefit	(440)	(1,625)	(1,406)	(49,660)
Interest income	(1,012)	(1,374)	(2,942)	(5,521)
Interest expense	30,017	30,882	89,388	90,669
Depreciation, depletion and amortization	38,066	40,860	114,131	113,097
Accretion of asset retirement obligation	11,358	10,280	33,795	30,230
Amortization of intangible assets and liabilities	(267)	(225)	(801)	(652)
EBITDA	58,422	60,191	125,041	157,068

Advisory fees (1)	1,849	—	2,774	—
Loss (gain) on foreign exchange	1,739	(220)	3,391	1,531
Acquisition-related costs	—	—	—	568
Customer payments received under loan and lease receivables (2)	—	2,582	50,489	7,969
Derivative (gain) loss	(4,667)	5,442	(6,571)	2,164
Loss on sale/disposal of assets and other adjustments	3,874	4,148	4,399	7,515
Share-based compensation	1,366	1,391	3,846	5,925
Adjusted EBITDA	$62,583	$73,534	$183,369	$182,740
___________________

(1)
Amount represents fees paid to financial and legal advisers related to the assessment of Westmoreland’s capital structure. These advisers, together with Westmoreland's management and board of directors, are developing and evaluating options to optimize Westmoreland’s overall capital structure.

(2)
Represents a return of and on capital. These amounts are not included in operating income or operating cash flows as the capital outlays are treated as loan and lease receivables, but are included within Adjusted EBITDA so that the cash received by the Company is treated consistently with all other contracts within the Company that do not result in loan and lease receivable accounting. During the first quarter of 2017, the Company received $52.5 million from its customer at the Genesee mine, representing an accelerated repayment of all outstanding loan and lease receivables. We will continue to provide contract mining services at the Genesee mine. We have no further obligation to make any capital expenditures. All future capital expenditures at the Genesee mine will be funded by the customer pursuant to the Company’s contractual arrangement with the customer. Accordingly, there will be no additional payments from the customer at the Genesee mine in the form of loan and lease repayments, however, the Company will continue to manage the Genesee mine and earn a management fee pursuant the contract mining arrangement.

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less additions to property, plant and equipment (“CAPEX” or “capital expenditures”) plus net customer payments received under loan and lease receivables. Free cash flow is a non-GAAP measure and should not be considered as an alternative to cash and cash equivalents, cash flow from operations, cash flow from investing activities, cash flow from financing activities, net income (loss) or any other measure of performance presented in accordance with GAAP. Free cash flow is intended to represent cash flow available to satisfy our debts, after giving consideration to those expenses required to maintain our assets and infrastructure. Accordingly, although free cash flow is not a measure of performance calculated in accordance with GAAP, the Company believes free cash flow is useful to investors because it allows analysts and others in the industry to assess performance, liquidity and ability to satisfy debt requirements.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	Nine Months Ended September 30,
	2017	2016
	(In thousands)
Net cash provided by operating activities	$21,154	$85,103
Less cash paid for property, plant and equipment	(25,365)	(30,619)
Net customer payments received under loan and lease receivables	50,488	2,711
Free cash flow	$46,277	$57,195